UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 3 to Form S-8 Registration Statement No. 333-114134

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-139574

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-148141

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-156278

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-163810

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-171259

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-178520

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-185485

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-189263

UNDER

THE SECURITIES ACT OF 1933

SANTARUS, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0734433
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3611 Valley Centre Drive, Suite 400

San Diego, California 92130

(Address of Principal Executive Offices) (Zip Code)

Santarus, Inc. Amended and Restated 2004 Equity Incentive Award Plan

Santarus, Inc. Amended and Restated 2004 Equity Incentive Award Plan, as Amended

Santarus, Inc. 2004 Equity Incentive Award Plan

Santarus, Inc. Amended and Restated Employee Stock Purchase Plan

Santarus, Inc. Employee Stock Purchase Plan

Santarus, Inc. 1998 Stock Option Plan

(Full title of the plan)

Rick D. Scruggs, Executive Vice President, Business Development

William Bertrand, Jr., Senior Vice President, General Counsel

c/o Salix Pharmaceuticals, Ltd.

8510 Colonnade Center Drive

Raleigh, NC 27615

(919) 862-1000

(Name, address and telephone number of agent for service)

With Copies to:

David B.H. Martin, Esq.

Keir D. Gumbs, Esq.

Covington & Burling LLP

1201 Pennsylvania Avenue, N.W.

Washington, DC 20004

(202) 662-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Form S-8 Registration Statements of Santarus, Inc., a Delaware corporation (“Santarus”) (collectively, the “Registration Statements”):

•	Registration Statement No. 333-114134, filed with the United States Securities and Exchange Commission (the “SEC”) on April 1, 2004, as amended by Post-Effective Amendment No. 1 (filed with the SEC on May 14, 2004) and Post-Effective Amendment No. 2 (filed with the SEC on August 13, 2004), registering 10,696,432 shares of Santarus’ common stock, par value $0.0001 per share (“Shares”), under the Santarus, Inc. 2004 Equity Incentive Award Plan, the Santarus, Inc. 1998 Stock Option Plan and the Santarus, Inc. Employee Stock Purchase Plan.

•	Registration Statement No. 333-139574, filed with the SEC on December 21, 2006, registering 4,247,731 Shares under the Santarus, Inc. Amended and Restated 2004 Equity Incentive Award Plan, as amended, and the Santarus, Inc. Amended and Restated Employee Stock Purchase Plan.

•	Registration Statement No. 333-148141, filed with the SEC on December 18, 2007, registering 3,000,000 Shares under the Santarus, Inc. Amended and Restated 2004 Equity Incentive Award Plan, as amended, and the Santarus, Inc. Amended and Restated Employee Stock Purchase Plan.

•	Registration Statement No. 333-156278, filed with the SEC on December 18, 2008, registering 3,000,000 Shares under the Santarus, Inc. Amended and Restated 2004 Equity Incentive Award Plan, as amended, and the Santarus, Inc. Amended and Restated Employee Stock Purchase Plan.

•	Registration Statement No. 333-163810, filed with the SEC on December 17, 2009, registering 3,000,000 Shares under the Santarus, Inc. Amended and Restated 2004 Equity Incentive Award Plan, as amended, and the Santarus, Inc. Amended and Restated Employee Stock Purchase Plan.

•	Registration Statement No. 333-171259, filed with the SEC on December 17, 2010, registering 3,000,000 Shares under the Santarus, Inc. Amended and Restated 2004 Equity Incentive Award Plan, as amended, and the Santarus, Inc. Amended and Restated Employee Stock Purchase Plan.

•	Registration Statement No. 333-178520, filed with the SEC on December 15, 2011, registering 3,000,000 Shares under the Santarus, Inc. Amended and Restated 2004 Equity Incentive Award Plan, as amended, and the Santarus, Inc. Amended and Restated Employee Stock Purchase Plan.

•	Registration Statement No. 333-185485, filed with the SEC on December 14, 2012, registering 3,000,000 Shares under the Santarus, Inc. Amended and Restated 2004 Equity Incentive Award Plan, as amended, and the Santarus, Inc. Amended and Restated Employee Stock Purchase Plan.

•	Registration Statement No. 333-189263, filed with the SEC on June 12, 2013, registering 7,000,000 Shares under the Santarus, Inc. Amended and Restated 2004 Equity Incentive Award Plan and the Santarus, Inc. Amended and Restated Employee Stock Purchase Plan.

Santarus is filing this Post-Effective Amendment to its Registration Statements to withdraw and remove from registration the unissued and unsold securities issuable by Santarus pursuant to the above referenced Registration Statements.

Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 7, 2013, among Santarus, Salix Pharmaceuticals, Ltd., a Delaware corporation (“Salix”), Salix Pharmaceuticals, Inc., a California corporation (“Intermediary”) and Willow Acquisition Sub Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Salix (“Merger Sub”), on January 2, 2014, Merger Sub merged with and into Santarus (the “Merger”), with Santarus surviving as an indirect wholly owned subsidiary of Salix. Pursuant to the terms of the Merger Agreement, each Share issued and outstanding immediately prior to the effective time of the Merger ceased to be outstanding and (other than (i) Shares held in the treasury of Santarus, (ii) Shares owned by Salix, Merger Sub or any wholly owned subsidiary of Salix or Santarus and (iii) Shares that are held by any stockholders who are entitled to and who properly demand appraisal in connection with the Merger) was canceled and converted automatically into the right to receive $32.00 per Share, net to the seller in cash, without interest thereon and subject to any required withholding taxes.

As a result of the consummation of the transactions contemplated by the Merger Agreement, Santarus has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by Santarus in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, Santarus hereby removes and withdraws from registration any and all securities of Santarus registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to Form S-8 Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on January 2, 2014.

SANTARUS, INC.

By:	/S/ TIMOTHY J. CREECH
Timothy J. Creech
President, Director

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ TIMOTHY J. CREECH Timothy J. Creech	President, Director (Principal Executive, Financial and Accounting Officer)	January 2, 2014

/S/ WILLIAM BERTRAND, JR. William Bertrand, Jr.	Secretary, Director	January 2, 2014